VIAVI Appoints Henk Derksen as Executive Vice President and Chief Financial Officer
Scottsdale, Arizona, February 18, 2021 – (NASDAQ: VIAV) Viavi Solutions Inc. (“VIAVI”) announced today the appointment of Henk Derksen as Executive Vice President and Chief Financial Officer effective March 15, 2021. Mr. Derksen will report to President and Chief Executive Officer Oleg Khaykin and oversee the global finance organization, including finance, accounting and reporting, tax, treasury, internal audit, investor relations and information technology (IT).
“I’m excited to have Henk join our executive team and help us execute our growth strategy.” said Oleg Khaykin.  “He brings extensive financial, international, and business management expertise to VIAVI, has deep familiarity with our end markets and customers, and will be instrumental in helping us grow our operating leverage and scale.”
“This is an exciting time to join VIAVI as several growth vectors are converging as I look forward to contributing to the company and partnering with Oleg, the executive staff, and the finance and IT team,” Derksen said, “I plan to continue VIAVI’s success with a disciplined capital allocation and work to further increase shareholder value.”
    Derksen joins VIAVI Solutions from Belden Inc. where he served as Senior Vice President and CFO since January 2012. Prior to that, after joining Belden in 2000, he held multiple positions of increasing responsibility in corporate finance, treasury, financial planning & analysis, and EMEA leadership. Early in his career, Derksen worked in public accounting at Price Waterhouse Coopers and Baker Tilly.
He received a B.A. in Economics from the University of Arnhem in the Netherlands and holds a Master’s degree in Business Economics and Tax from Tilburg University in the Netherlands.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements and expectations regarding our new chief financial officer, our growth and our financial outlook. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. For more information on these risks, please refer to the "Risk Factors" section included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 24, 2020 and our Quarterly Reports on Form 10-Q filed on November 10, 2020 and February 9, 2021. The forward-looking statements contained in this press release are made as of the date hereof and the Company assumes no obligation to update such statements.
About VIAVI Solutions
VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring and assurance solutions for communications service providers, enterprises, network equipment manufacturers, government and avionics. We help these customers harness the power of instruments, automation, intelligence and virtualization to Command the network. VIAVI is also a leader in light management solutions for 3D sensing, anti-counterfeiting, consumer electronics, industrial, automotive, and defense applications. Learn more about VIAVI at www.viavisolutions.com. Follow us on VIAVI Perspectives, LinkedIn, Twitter, YouTube and Facebook.

Investors Contact:    Bill Ong, 408-404-4512; bill.ong@viavisolutions.com
Press Contact:    Amit Malhotra, 202-341-8624; amit.malhotra@viavisolutions.com

Source: VIAVI Financials